Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:	Investor Contacts:
Bill Price	Steve Frank
1-973-443-2742 (o)	1-973-822-7141 (o)
william.price@zoetis.com	steve.frank@zoetis.com

Kristen Seely	Keith Gaub
1-973-443-2777 (o)	1-973-822-7154 (o)
kristen.seely@zoetis.com	keith.gaub@zoetis.com

Zoetis Announces Appointment of Glenn David as Group President and
Wetteny Joseph as Executive Vice President and Chief Financial Officer

PARSIPPANY, NJ – May 11, 2021 – Zoetis Inc. (NYSE:ZTS) today announced leadership changes that will accelerate its long-term growth strategy in key markets and add new talent to its executive team. Glenn David, Executive Vice President and Chief Financial Officer (CFO) for Zoetis, has been named Executive Vice President and Group President, overseeing International Operations and other business units, effective June 1, 2021. In addition, the company announced Wetteny Joseph will join Zoetis as Executive Vice President and Chief Financial Officer, reporting to CEO Kristin Peck, and assume responsibility for the oversight of the company’s financial management, planning, and business development group, effective June 1, 2021.

“Glenn’s record of success at Zoetis, plus his deep knowledge of our operations and the animal health industry, make him the ideal leader to drive Zoetis’ next phase of global growth in international markets, aquaculture, biodevices and pet insurance,” said Chief Executive Officer Kristin Peck. “As CFO for the last five years and a leader in animal health for a decade, Glenn has been a champion for building our business. He has played a pivotal role in supporting our recent product launches, scrutinizing new business opportunities, and investing in global expansion initiatives. We are very excited by the strong leadership qualities and experience Glenn will bring to this role.”

“The Board and I are also excited to welcome Wetteny, a proven leader in healthcare whose global experience and results-driven approach will help ensure that Zoetis continues its strong growth trajectory,” said Peck. “Wetteny has impeccable CFO credentials from his years at Catalent, and he has built world-class Finance organizations and strong relationships with the investment community. I am confident that he will continue to enhance the reputation Zoetis has built for our market performance, value creation and leadership in animal health.”

As Group President, David will oversee Zoetis’ international operations, including China and Brazil, two of the company’s largest and fastest-growing markets. He will also be responsible for the company’s aquaculture business (PHARMAQ), Global BioDevices, and Pumpkin Pet Insurance.

“I am very proud of what we have accomplished at Zoetis over the last eight years, and I see even greater opportunities ahead with an innovative portfolio that is addressing critical needs and defining new standards of care for animals,” said David. “I am excited to take on a more customer-facing role leading our commercial teams, and I look forward to helping accelerate our long-term growth in international markets, where we see untapped opportunities for our products and services.”

As CFO, Joseph will report directly to Chief Executive Officer Kristin Peck and become part of the Zoetis Executive Team. He brings with him valuable financial expertise and deep experience in the healthcare industry from 13 years at Catalent, a global leader in pharmaceuticals, biologics and consumer health products. During his career, he has worked across diverse and complex businesses, leading finance functions and business units, and managing relationships with stakeholders from customers to investors.

“I am delighted with the tremendous opportunity to join a world leading company like Zoetis,” said Joseph. “Zoetis has been delivering sustainable revenue and earnings growth since its launch, while also introducing innovative new products for customers. I look forward to bringing my skills and experience to Zoetis and building on that strong track record of performance with Kristin and the team.”

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About Glenn David

Since becoming CFO in 2016, David, age 49, has supported the company’s ability to consistently grow revenue faster than the market and grow adjusted net income faster than revenue. He has supported the company’s investments in future growth through sound business development and capital allocation strategies. He has maintained a well-capitalized and financially disciplined business, creating significant value for shareholders. Earlier in his career, David served as Senior Vice President of Finance Operations for Zoetis during its Initial Public Offering in 2013. Before the Zoetis IPO, David served in various financial roles at Pfizer, including Vice President of Global Finance for Pfizer Animal Health and Vice President of Finance for the U.S. Primary Care franchise.

About Wetteny Joseph

Joseph, age 49, has served as Senior Vice President and Chief Financial Officer of Catalent since 2018. He joined Catalent in 2008 as Vice President and Corporate Controller and held various senior finance roles until October 2015, when he was named President, Clinical Supply Services, one of the company’s principal business units. Before joining Catalent, Joseph held a variety of senior financial positions at the industrial distribution company HD Supply including CFO for its $1.2 billion plumbing and HVAC business unit. He also served as Corporate Controller at Hughes Supply, a Fortune 500, NYSE-listed company that was acquired by Home Depot and became part of HD Supply. In his early career, Mr. Joseph spent six years at PricewaterhouseCoopers as an auditor and strategic financial advisor across a variety of industries.

About Zoetis

As the world’s leading animal health company, Zoetis is driven by a singular purpose: to nurture our world and humankind by advancing care for animals. After nearly 70 years innovating ways to predict, prevent, detect, and treat animal illness, Zoetis continues to stand by those raising and caring for animals worldwide - from livestock farmers to veterinarians and pet owners. The company’s leading portfolio and pipeline of medicines, vaccines, diagnostics, and technologies make a difference in over 100 countries. In 2020, Zoetis generated revenue of $6.7 billion with ~11,300 employees. For more, visit www.zoetis.com.

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DISCLOSURE NOTICES

Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including in the sections thereof captioned “Forward-Looking Statements and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. Such risks and uncertainties may be amplified by the COVID-19 pandemic and its potential impact on the global economy and our business. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

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